SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2011

GREENWOOD GOLD RESOURCES, INC.
Exact name of registrant as specified in its charter

Nevada	000-53614	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4285 SW Martin Highway, Palm City FL	34990
(Address of principal executive offices)	(Zip Code)

(772) 288-2775
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1

REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.02 Termination of a Material Definitive Agreement

On February 17, 2011,  Greenwood Gold Resources Inc.  (the “Company”) and Candorado Operating Company Ltd. (“Candorado”) entered into an Option Agreement (the “Agreement”) whereby the Company has optioned the rights to earn up to a 100% interest in and to certain mining claims knows as Summer located in British Columbia, Canada (the “Property”).

On August 20, 2011, effective as of August 18, 2011, the Company received notification from Candorado that the Company was in default and the option agreement was therefore terminated effective immediately.

Under the terms of the  Agreement:

Candorado granted to the Company the sole and exclusive right and option to acquire up to a 100% interest in and to the Property, free and clear of all charges, encumbrances, claims and adverse interests of any nature or kind, except for the  a 2% Net Smelter Return Royalty. The Option required that the Company undertake the following payments to earn a 40% interest:

(i)     4.5% of the issued and outstanding shares of the Company issued on acceptance of the Agreement.

(ii)    $350,000 expended on the property and $150,000 cash payment within 6 months of the acceptance of the Agreement, which acceptance date is February 17, 2011;

The Company issued the shares as required under the Agreement but failed to meet the payment and exploration expenditure requirements as required to be made by August 17, 2011.

There are no further requirements under the Agreement to be effected by the Company to Candorado and the Company has no further rights or interest in the Property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREENWOOD GOLD RESOURCES INC.

Dated: August 25, 2011	By:	/s/ Branislav Jovanovic
	Name:	Branislav Jovanovic
`	Title:	Chief Executive Officer